CHANGE IN INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's
Board of Directors (the "Directors"),
upon the recommendation of
 the Audit Committee and completion of
the audit for May 31, 2005,
 appointed Ernst & Young LLP as the
Fund's independent registered
 public accountant.  The previous
reports issued by Deloitte &
 Touche LLP ("D&T") on the Fund's
financial statements for the
 fiscal years ended May 31, 2004 and
May 31, 2005, contained no
adverse opinion or disclaimer of
opinion nor were they qualified
or modified as to uncertainty,
audit scope or accounting
principles.  During the Fund's fiscal
years ended May 31, 2004
and May 31, 2005: (i) there were no
disagreements with D&T on
any matter of accounting
principles
or practices, financial
statement disclosure or auditing scope
or procedure, which
disagreements, if not resolved to the
satisfaction of D&T,
would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii)
 there were no
reportable events of
 the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As indicated above, the Fund
has appointed Ernst & Young LLP ("E&Y")
as the independent registered public
accountant to audit the Fund's

financial statements for the fiscal year ending May 31, 2006. During the Fund's fiscal years ended May 31,
 2004 and May 31, 2005 and the
interim period commencing June 1,2005
 and ending July 19, 2005, neither
the Fund nor anyone on its behalf has
 consulted E&Y on items which: (i)
concerned the application of
 accounting principles to a specified
transaction, either completed or proposed,
 or the type of audit opinion
that might be rendered on the
Fund's financial statements or (ii)
concerned the subject of a disagreement
(as defined in paragraph
(a) (1) (iv) of Item 304 of Regulations
S-K) or reportable events
(as described in paragraph
(a) (1) (v) of said Item 304).